Exhibit 10.18

Dynex Capital, Inc.
Non-Employee Directors’ Annual Compensation
As of January 1, 2021

Cash Compensation

Annual retainer

Non-Employee Director         $70,000

Additional annual retainers

Chairperson of the Board         $35,000

Audit Committee Chair          $20,000

Compensation Committee Chair     $10,000

Nominating & Corporate
Governance Committee Chair     $10,000

Annual retainers are payable in quarterly installments, prorated for the number of months served in the case of a change during the calendar year.

Excess meeting fee

In addition to the annual retainers, non-employee directors will also receive a cash fee of $1,000 for each meeting of the Board of Directors attended above 15 meetings per year and for each Board Committee meeting attended as a member above 15 meetings per year.

Equity Compensation

Non-employee directors will also receive an annual grant of restricted shares of the Company’s common stock with a grant date fair value of $90,000, which shares will vest at the end of one year. The shares are to be granted on the first Friday following the annual meeting of shareholders.